Exhibit 10.33

Pharmacy Benefit Management and Services Agreement

This Pharmacy Benefit Management and Services Agreement (the “Agreement”) is entered into as of May 1, 2004, by and between

CAREPLUS, LLC (d/b/a CarePlus Health Plan), a limited liability company certified as a Prepaid Health Services Plan under the laws of the State of New York, located at 360 West 31 st Street, New York, New York 10001 (“CarePlus”), and

INNOVATIVE COMPANIES, INC. (formerly known as Go2Pharmacy, Inc.), a pharmacy benefits management company incorporated in Florida and located at 6950 Bryan Dairy Road, Largo, Florida 33777-1608 (“Innovative”).

This contract replaces in its entirety the contract between CarePlus Health Plan and Go2Pharmacy.com (a Delaware Corporation), dated March 23, 2000 and any other existing agreements between the parties with respect to the provision of pharmacy benefit management services.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto agree as follows

1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

1.1	“CarePlus Health Plan” shall mean a health plan sponsored by CarePlus.

1.2	“Covered Prescription Drug” shall mean any prescription drug which meets the requirements for coverage set forth in the CarePlus benefit design after applying all conditions and exclusions set forth therein, when dispensed by a participating pharmacy to an Enrollee. A Covered Prescription Drug shall include but not be limited to both legend prescription medications and over-the-counter medications appearing on the New York State list of Medicaid, the New York State Child Health Plus Program Reimbursable Drugs, or any other drugs designated by CarePlus.

1.3	“Enrollee” shall mean any person enrolled in a CarePlus Health Plan under a governmental contract or otherwise for any of the appropriate counties or political subdivisions in the State of New York.

1.4	“Governmental Contract” or “government agreements” shall mean a contract between CarePlus and any appropriate county or other political subdivision of the State of New York or Federal government, as the case may be, depending on the location of contracted Provider, under which services covered by a government program is required to be provided to enrollees in return for payments to CarePlus.

1.5	“Health Care Professional” means physicians, dentists, podiatrists, optometrists, ophthalmic dispensers, nurses, pharmacists, pharmacies, and other health care providers and facilities, engaged in the delivery of Health Care Services who are licensed and/or certified as required by applicable state and/or federal law.

1.6	“Medical Director” shall refer to CarePlus’ Medical Director.

1.7	“Participating Provider” shall mean the Health Care Professional herein who shall render or arrange by contract to render to Enrollees those Provider Services that such Health Care Professional is duly licensed and/or certified to provide, pursuant to the terms and conditions of this Agreement.

1.8	“Pharmacy Services” shall mean the Services which Innovative will be obligated to provide to Enrollees pursuant to the terms of this Agreement.

1.9	“Standard Clauses” refers to the New York State Department of Health’s standard Clauses which are required.

1.10	“Subscriber Contract” shall refer to the Medicaid Certificate of Coverage, New York State Child Health Plus Program coverage, or other individual subscriber agreement, covering a particular Enrollee.

2. Responsibilities of Innovative.

2.1	Provision of Provider Services. Innovative agrees to render Provider Services to CarePlus pursuant to the terms and conditions set forth in this Agreement, applicable governmental contract(s), CarePlus’ Provider Manual, any Payor and/or Payment Agreements, Subscriber Contracts, and all other rules, policies and protocols implemented thereunder and to comply with all applicable federal, state and local laws.

2.2	Innovative agrees to provide the following services having to do with pharmacy claims processing and payment to the CarePlus network of pharmacies. The services provided should be as follows:

(A)	Management Reporting

(i)	Monthly total claims log, including member, physician and pharmacy, demographics and actual cost paid for drugs and dispensing fees.

(ii)	Monthly claims report in format required by the State at New York MEDS system.

(iii)	Monthly utilization standard and management reports. Ad hoc reports as needed by CarePlus.

(iv)	Innovative Pharmacy Standard management report (2 copies)

(v)	The reporting described on EXHIBIT “A” hereto.

(B)	Account Management

(i)	Access to a dedicated Account Manager (can be outside consultant)

(C)	Financial Services

(i)	Payment Register Report detailing each clients claim activity

(ii)	Check payment of claims to participating pharmacies every 15 days.

2.3	Standards for Provision of Services. Innovative agrees to maintain a contractual relationship with one or more pharmacy benefit management companies specified by CarePlus (“PBM Designee”) and Innovative will comply with its obligations under such Innovative/PBM Agreement. Innovative agrees to continue to utilize the PBM Designee to provide services for CarePlus under this Agreement until such time as Careplus designates a substitute. Innovative’s agreement with the PBM Designee (the “Innovative/PBM Agreement”) will be subject to the review and approval of Careplus in all respects.

2.4	Innovative will not terminate or modify any provision contained in the Innovative/PBM Agreement unless and until CarePlus has consented to each such termination or amendment, which consent may be withheld by Careplus for any reason. If PBM Designee fails to perform any of its obligations under the Innovative/PBM Agreement, then Careplus’ remedy for such breach by PBM Designee shall be to pursue, and to require Innovative to pursue, its rights and remedies against PBM Designee under the Innovative/PBM Agreement, and Careplus will not pursue any claims against Innovative resulting from such breaches by the PBM Designee.

2.5	The Innovative/PBM Agreement shall specify that PBM Designee is responsible for services which include, but are not limited to, the following:

(A)	Pharmacy Services

(i)	Concurrent Drug Utilization Review via the PBM Designee’s on-line POS system

(ii)	Clinical Account Management

(iii)	Formulary development and management

(iv)	Additional pharmacist development of clinical Prior Authorization Criteria

(B)	System Administration

(i)	Point of service claims processing and messaging using on-line POS system

(ii)	On-line communication to pharmacies of system claims edits, claims status, applicable reimbursement amounts.

(iii)	Co-payment/Co-insurance/deductible amount eligibility verification where applicable

(iv)	Loading and maintenance of Medi-Span pharmaceutical pricing database and Maximum Allowable Cost database.

(v)	Coordination of benefits when flagged on eligibility files.

(C)	Eligibility Management Services

(i)	Quality control and loading of electronic eligibility files

(ii)	Maintenance of eligibility files

(D)	Pharmacy Network Management

(i)	Development and distribution of communication materials to participating pharmacies, if desired

(E)	Mail Order Pharmacy Service

(i)	Handling and Postage expense of mail service prescriptions

(ii)	Mail order drug information monograph provided with each new prescription.

(F)	Enrollee Service Help Desk Pharmacy and Member Calls

(i)	Toll-free access to Enrollee Service Help Desk and Pharmacy Relations Representative

(ii)	Enrollee Service Representatives response to inquiries concerning plan eligibility, plan guidelines, deductible, maximum benefit status, required copayment levels (when applies), location of participating pharmacies, instructions for completing paper-claims and network pharmacy questions.

(G)	Electronic Claims Audit

2.6

Qualifications. Innovative’s Agreement with the PBM Designee will require the PBM Designee to assure that each of PBM Designee’s professional employees who shall render Provider Services pursuant to this Agreement shall: (a) hold current and unrestricted medical, osteopathic, dental or other applicable professional licenses or certifications from, or licenses or certifications recognized by, the licensing authorities of the State of New York; and (b) meet such other credentialing requirements and conditions as CarePlus may from time to time establish; and that any of PBM Designee’s non-physician employees who may be involved in providing patient care to CarePlus enrollees are appropriately licensed pursuant to New York State law. During the term of this Agreement, Innovative agrees to notify CarePlus immediately, but in any event within ten (10) days, upon (i) any action which results in suspension or limitation of PBM Designee’s or its professional employees’, license or certification to practice his or her profession, (ii) any action which results in restriction, limitation, suspension or termination of PBM Designee’s privileges, if any, at a licensed facility; (iii) any malpractice or professional liability action against PBM Designee that is adversely concluded by settlement or judgment; (iv) any action which results in the loss or restriction of a PBM Designee’s DEA permit; (v) any action against PBM Designee to exclude or suspend its participation in the Medicare and/or Medicaid programs, New York State Child Health Plus Program, or any other Payor programs; (vi) any lapse in PBM Designee’s professional liability insurance or reduction below the limits required herein; or (vii) any elimination of or significant reduction in the scope of Provider Services provided by PBM Designee. Innovative further agrees to provide CarePlus with full authority to obtain information and reports from other providers and facilities, insurance companies, and other third parties as reasonably required.

2.7	CarePlus’ Policies and Procedures. Innovative agrees to comply with CarePlus’ rules, policies and procedures that have been established or will be established and has provided to Innovative at least thirty (30) days in advance of implementation including: quality improvement/management; utilization management, including but not limited to, precertification procedures, referral process or protocols, and reporting of clinical data; member grievances; provider credentialing.

2.8	Incorporation of Governmental Contracts.

(A)	Where services are provided to Enrollees under a Medicaid, Medicare, New York State Child Health Plus Program, or other governmental agreement, Innovative agrees to be bound by the provisions contained therein as may be amended from time to time. All of the terms and conditions of such governmental agreements are incorporated herein and made a part hereof by this reference. In the event that the provisions of this agreement are inconsistent with the provisions of a governmental agreement, the provisions of the governmental agreement shall govern.

(B)	The obligations and duties performed by Innovative shall be consistent with those governmental agreement, where applicable. Nothing contained herein shall impair the rights of OMMC, HRA, LDSS, NYSDOH, or DHHS. Nothing contained in this Agreement shall create any contractual relationship between Innovative and OMMC or HRA.

(C)	Except as otherwise provided in applicable sections of this Agreement, the Medicaid Contract, and under the New York State Child Health Plus Program contracts, Innovative agrees to provide the Covered Prescription Drugs to all Enrollees in the same manner, in accordance with the same standards, and with the same priority as Enrollees of a CarePlus health plan under any other agreement.

2.9	Non-Discriminatory Access and Treatment. Innovative shall not unlawfully differentiate or discriminate in the treatment of Enrollees or in the quality of Provider Services delivered to Enrollees on the basis of race, color, creed, sex, religion, age, marital status, veteran status, national origin, disability, legally defined handicap, sexual orientation or source of payment.

2.10	Additional Compliance. Notwithstanding any other provisions in this contract, so long as the PBM Designee satisfies the conditions of section 2.6, above, Innovative remains responsible for: (a) ensuring that any service provided pursuant to this contract complies with all pertinent provisions of Federal, State, and local statutes, rules and regulations; (b) ensuring the quality of all services provided; and (c) ensuring adherence to the plan of care established for patients.

2.11	Employees to be Bound. Innovative shall ensure that each of its professional employees will be bound by the terms of this Agreement, where applicable.

2.12	Managed Care Program. CarePlus plans to participate in various types of Programs, government contracts and enter into corresponding Payor and Subscriber Agreements. Innovative agrees to participate in all of the Programs described in the Exhibits annexed hereto and made a part hereof. The terms of any Program and corresponding Payor Agreements shall be consistent with the terms of this Agreement except as identified in the applicable Exhibit. To the extent that there is a conflict between this Agreement and an Exhibit, the Exhibit shall prevail.

3. Responsibilities of CarePlus.

3.1	Administrative and Other Services. CarePlus shall provide, or arrange for the provision of administrative, management and other services necessary to operate the CarePlus Health Plans, including but not limited to: financial and claims payments services, marketing, data processing services, quality assurance and utilization review.

3.2	Medical Directors. CarePlus shall provide the services of one (1) or more Physicians, to serve as Medical Director(s) for CarePlus, as necessary for the proper administration of CarePlus and general coordination of CarePlus’ medical care delivery system. The responsibilities of the Medical Director(s) shall include: general coordination of CarePlus’ medical care delivery system including coordination with Hospital Entity’s Medical Director, appropriate professional medical staffing of CarePlus, design and review of quality assurance protocols and utilization control procedures for CarePlus, and implementation of quality assurance and utilization management programs and continuing education requirements as may be required for Innovative.

3.3	Generic Drugs. If Innovative manufactures and sells generic drugs that are adequately distributed in the geographical area serviced by Careplus (as reasonably determined by Careplus), and such drugs are regularly stocked by Careplus’ retail pharmacy network without the need for special ordering such drugs (as reasonably determined by Careplus), and such drugs are qualified as “Tier I generics” and are priced competitively with other similar Tier I generic drugs of an equal quality, then during the term of this Agreement, Careplus will designate such generic drugs in the preferred drug category in Careplus’ pharmaceutical formulary.

4. Financial Relationship.

4.1	Billing/Payment. Innovative’s billing to CarePlus shall be determined in accordance with and as set forth below:

(A)	Prescription Reimbursement. For each prescription dispensed by a CarePlus Participating Pharmacy to an Enrollee in the CarePlus Child Health Plus Program or Family Health Plus Program, CarePlus agrees to pay Innovative, the reimbursement rate CarePlus has negotiated with the CarePlus participating pharmacies from time to time.

(B)	Administrative Fees. Careplus will pay Innovative an amount (the “Administrative Fee”) equal to the charges for services described on Exhibit B that is attached hereto to the extent that Innovative is providing such services to CarePlus at CarePlus’ request; provided that if the fees for administrative services payable by Innovative to the Designated PBM under the Innovative/PBM Agreement for any services provided to CarePlus are modified at any time, then the comparable fees set forth on Exhibit B hereto shall be automatically revised to an amount equal to 104% of the fee for such services that is charged to Innovative by the Designated PBM pursuant to the Innovative/PBM Agreement as so revised.

4.2	All discounts on ingredient cost or dispensing fee beyond the CarePlus negotiated rate shall be passed on directly to CarePlus in their entirety by Innovative.

4.3	Certain drugs that become available on the market from time to time will be priced separately from, and thus not subject to the reduced contracted reimbursement rate, due to, among other things, specialized manufacturer processes, limited availability or extraordinary shipping requirements. Such drugs presently include biotechnology drugs, such as Betaseron and Avonex, and compounds. Innovative shall provide CarePlus with a list of such drugs and their corresponding reimbursement rates (which are generally no less than full AWP), upon request. Participating pharmacies may dispense these drugs to Enrollee’s unless the plan design of such Enrollee’s CarePlus Health Plan would otherwise exclude these drugs or CarePlus notifies Innovative in writing of its objections.

4.4	CarePlus hereby agrees to the following: All payments made by CarePlus to Innovative shall include all applicable fees, including, but not limited to ingredient cost and dispensing fee.

4.5

Innovative shall bill CarePlus twice each month. The first billing period shall represent the period of the First through the Fourteenth of the month and shall represent all claims batched for the period of the first two weeks of the month. The second billing period shall represent the period of the Fourteenth through the end of the calendar month, as well as for the appropriate Administrative Fees associated with that month. At the end of each month, Innovative will remit an invoice via overnight mail to CarePlus for the billing period for pharmacy claims and the total Administrative Fee for that month.

(A)	Innovative shall remit a check to the CarePlus network pharmacies on the Fifteenth of each month for claims batched from the First through the Fourteenth of the month. Innovative shall remit a check to the CarePlus network pharmacies on the First of each month for claims batched from the Fifteenth through the End of the Month. If a payment day falls on a weekend or a holiday, Innovative shall remit payment on the next business day.

(B)	Innovative shall attach all check registers being billed for with the invoices which it remits to CarePlus.

4.6	At the end of each month, CarePlus will remit payment to Innovative by overnight mail for the next business day for all payments covered under the two billing periods for pharmacy claims, and for the Administrative Fee for that month.

4.7	Pharmaceutical Manufacturer Rebates. CarePlus shall be entitled to receive and retain 100% of all rebates and other payments received by the Designated PBM or Innovative in connection with the Innovative/PBM Agreement and the services provided by the Designated PBM to and for the benefit of Careplus and its Enrollees. Within five (5) business days after receiving the same, Innovative will send CarePlus all rebates and other payments received by it from the Designated PBM or otherwise in connection with this Agreement.

5. Records and Report.

5.1	Innovative shall maintain records relating to the provision of Pharmacy Services to Enrollees, in such form and containing such information as, required by CarePlus and applicable New York law.

5.2	The parties agree that all Enrollees’ medical records shall be treated as confidential so as to comply with all federal and state laws regarding the confidentiality of patient records. Consent for disclosure of medical records from Enrollees is obtained by CarePlus upon enrollment.

5.3	Innovative shall provide such financial and administrative information to CarePlus as may be necessary for compliance by CarePlus with federal or New York law, as well as for administration and management of CarePlus.

6. Use of Names; Public Announcements.

6.1	Innovative agrees that CarePlus may use Innovative’s name, address, telephone number, a description of facilities, a description of services rendered by Innovative and a description of specialty services, as appropriate and necessary in all advertising and marketing of CarePlus including the CarePlus roster of Participating Physicians, provided that such advertising shall be done in accordance with federal and state laws and regulations. Innovative agrees to use the name of “CarePlus Health Plan” only to denote Innovative’s participation in certain of CarePlus’ health plans and otherwise only with the prior written consent of CarePlus.

6.2	Innovative agrees to cooperate with CarePlus as may be necessary to enable CarePlus to obtain accreditation from the National Committee for Quality Assurance or any similar organization.

6.3	Careplus will allow Innovative to refer to its relationship with Careplus in connection with Innovative’s efforts to market its services to third parties. CarePlus will give Innovative reasonable assistance in connection with Innovative’s marketing efforts for its PBM services, provided that CarePlus will not be obligated to send any money or require its employees to travel in connection with providing such assistance.

6.4	The parties agree that Innovative will not issue a press release upon or in connection with the execution and delivery of this Agreement. The Parties agree that neither will make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence of, or reveal publicly the terms or conditions of this Agreement, without the prior written consent of the other Party as to the content and time of release of such statement or announcement. If either Party becomes required by law or applicable stock exchange rule or policy to make or release such a statement or announcement, such Party shall provide the other with not less than two business days notice of such proposed statement or announcement together with a copy of the proposed announcement. If the Parties are not able to agree upon the content and timing of such statement or announcement, they shall present the matter for immediate arbitration to Peter J. Grilli of Tampa, Florida, or, if Mr. Grilli is not available, to James R. Bettsof Tampa, Florida, whose decision as to the content and timing of such statement or announcement shall be binding upon the Parties. The parties further agree that the failure of either party to strictly comply with the provisions of this Section 6.4 will constitute a material breach of this Agreement giving the other party the right, without any prior notice, to immediately terminate this Agreement for Cause and to pursue any and all remedies that may be available to it under this Agreement or at law or in equity.

7. Insurance.

7.1	CarePlus Insurance. CarePlus, at its sole cost and expense, shall maintain policies of comprehensive general liability insurance, including professional liability and other insurance of the types and in amounts customarily carried by PHSPs, and upon licensing, HMO’s, with respect to their operations. Such policies shall be for not less than $1 million per occurrence and $3 million in the aggregate for personal injuries, and not less than $500,000 property damage, and shall provide for thirty (30) day cancellation notification to Innovative. CarePlus shall, upon request, provide Innovative with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify Innovative if any change in the status of such coverages occurs.

7.2	Innovative Insurance. Innovative, at its sole cost and expense, shall maintain policies of comprehensive professional liability insurance and other insurance of the types customarily carried by pharmacy benefit management companies which are similarly situated. Such policies shall be for not less than $1 million per occurrence and $3 million in the aggregate for personal injuries, and for $500,000 for property damage, and shall provide for thirty (30) day cancellation notification to CarePlus and shall be effective on or before the Effective Date. Such policies shall provide coverage for claims which are incurred during the term of this Agreement but which are asserted after termination of this Agreement. Innovative shall upon request, provide CarePlus with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify CarePlus if any change in the status of such coverages occurs. Innovative shall require that its professional employees be covered by professional liability insurance and other insurance as shall be necessary, as well.

7.3	Hold Harmless.

(A)	CarePlus agrees to indemnify and hold Innovative, its officers, directors, employees, and agents free and harmless against any and all claims (cost and expenses) which may arise out of and/or be incurred in connection with any negligence or otherwise arising as a result of any action or inaction caused by CarePlus or any its personnel, in the performance or omission of any act or responsibility assumed or deemed to have been assumed by CarePlus pursuant to this Agreement.

(B)	Innovative agrees to indemnify and hold CarePlus, its officers, directors, employees, and agents free and harmless against any and all claims (cost and expenses) which may arise out of and/or be incurred in connection with any malpractice or negligence or otherwise arising as a result of any action or inaction caused by Innovative, his/her employees, and agents, in the performance or omission of any act or responsibility assumed or deemed to have been assumed by Innovative pursuant to this Agreement.

8. Term and Termination.

8.1	Term of Agreement. This Agreement shall commence (the “Effective Date”) one (1) business day after Careplus notifies Innovative that Careplus has obtained the necessary governmental approvals for the change in PBM providers, and all prior agreements between Careplus and Innovative or any of its predecessors shall terminate on the Effective Date. Subject to earlier termination as provided in Section 8.2 below, this Agreement shall continue in effect for a period of six (6) years from the Effective Date.

8.2	Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated as follows:

(A)	Termination Without Cause. Either party hereto may terminate this Agreement at any time without cause upon the provision of ninety (90) days written notice to the other party, but this Agreement may be terminated without cause only for the reason set forth in subsection 8.3(E), below.

(B)	Termination for Cause. This Agreement may be terminated for cause only on the following grounds:

(i)	CarePlus shall have the right to terminate this Agreement immediately upon notice if Innovative (1) ceases to be duly licensed (if applicable) under applicable New York law; (2) fails to maintain the insurance coverages required by either Section 7.1 or 7.2 above, or; (3) is terminated or suspended from the Medicare, Medicaid or New York State Child Health Plus Program.

(ii)	CarePlus shall have the right to terminate this Agreement immediately upon receiving notice that Innovative has failed to pay approved pharmacy claims or administrative fees when due as defined in Section 4.5 or in the Innovative/PBM Agreement.

(iii)	CarePlus shall have the right to terminate this Agreement if Innovative breaches any of its obligations under this Agreement or the Innovative/PBM Agreement (other than the breaches described in Section 8.2(B)(ii), above), and such breach continues uncured for more than ninety (90) days after Careplus sends written notice of such breach to Innovative.

(iv)	Innovative shall have the right to terminate this Agreement if CarePlus breaches any of its obligations under this Agreement, and such breach continues uncured for more than ninety (90) days after Innovative sends written notice of such breach to CarePlus.

(v)

Either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other party in the event that the other party applies for or consents to the appointment of a liquidator of itself or of all or a substantial part of its assets, or if a judgment or decree shall be entered by a Court of competent jurisdiction on the application of a creditor, adjudicating said other party a bankrupt or insolvent or approving a petition seeking reorganization of said other party or of all or a substantial part of its assets and that Judgment or decree continues unstayed and in effect for any period of thirty (30) days.

8.3	Effect of Termination. As of the effective date of termination of this Agreement in accordance with this Section 8, this Agreement shall be considered to be of no further force or effect whatsoever, and each of the parties shall be relieved and discharged from its respective rights and obligations hereunder, except as otherwise specifically provided herein and except that:

(A)	The parties’ rights and obligations under Sections 4, 5, 7 and 8 of this Agreement shall not be extinguished but shall continue in effect for the time periods stated therein;

(B)	Either party’s rights to receive its respective payments for claims for Provider Services (under Section 4) prior to termination of this Agreement shall continue in effect;

(C)	Innovative shall not be released from its obligation not to seek any payment from Enrollees, their family members or persons acting on their behalf, for Provider Services provided prior to termination of this Agreement; and

(D)	Innovative shall be obligated to continue to render Provider Services to Enrollees in the event of the termination of this Agreement, in accordance with applicable governmental contracts and applicable laws. Courses of treatment in progress shall be continued until medically appropriate completion, discharge or transfer to another appropriate health care professional, and Innovative shall cooperate with the notification of Enrollees as to the termination and the transfer of Enrollees to another appropriate health care professional.

(E)

CarePlus may terminate this Agreement without cause if it determines that it can improve terms and pricing by entry into a bona fide, arms length and binding pharmacy benefit management agreement with an unrelated third party to replace this Agreement. If Careplus terminates this Agreement without cause, it will give Innovative the right to match the terms and pricing of the pharmacy benefit management agreement that it proposes to enter into to replace this Agreement (“Proposed Agreement”), in which event Innovative will have twenty (20) days after receiving a detailed summary of the terms, pricing and other material provisions of the Proposed Agreement to commit to provide the same services for the same pricing; provided, nevertheless, that if Innovative agrees to provide all of the services and to match all of the terms of the Proposed Agreement then the new agreement between Careplus and Innovative will provide that in addition to all fees payable under the Proposed Agreement, Careplus will also pay to Innovative an administrative services fee equal to 4% of the amount payable under the Proposed Agreement for administrative services (exclusive of rebates and drug costs) provided by Innovative, and the Proposed Agreement will be exclusive to Innovative.

9. Effect of Interruption. In the event the provision of Provider Services to Enrollees are interrupted or substantially disrupted due to causes beyond Innovative’s control, including but not limited to major disaster, the complete or substantial destruction of a Participating Provider’s or Innovative’s facilities, acts of God or actions by any governmental authority, war, fire, earthquake, tornado, freight embargoes, flood, epidemic, quarantine restrictions, labor disturbances (including slow-downs, strikes and lock-outs), or any other similar causes, Innovative shall use its best efforts to arrange, with the approval of CarePlus, and through whatever alternative means as are necessary, for the provision of any such interrupted or disrupted Provider Services; provided, however, that nothing contained herein shall be construed to limit or reduce the obligation of Innovative not to seek payments from Enrollees for Provider Services provided to such Enrollees.

10. Compliance. Notwithstanding any other provision of this Agreement, the parties shall comply with all applicable federal and state laws and regulations including the provisions of such Chapter 705 of the laws of 1996, and all amendments thereto.

11. Miscellaneous.

11.1	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered in person; or four (4) days after being mailed by regular or certified or registered mail, postage prepaid, return receipt requested; or the next business day if sent by nationally recognized overnight courier; to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

To CarePlus at:	360 West 31st Street New York, New York 10001 Attention: Executive Director

To Innovative at:	6950 Bryan Dairy Road Largo, FL 33777-1608 Attention Carol Dore-Falcone

11.2

Assignability and Parties in Interest. This Agreement and the rights and obligations hereunder may only be assigned, delegated or otherwise transferred by either party with the prior written consent of the other as long as such assignee assumes all of the

Assignor’s obligations under this Agreement in writing delivered to the other party to this Agreement. Such consent can be withheld only for good cause. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.3	Relationship of the Parties. None of the provisions of this Agreement are intended to create, and none shall be deemed or construed to create, any relationship between CarePlus and Innovative other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of the Agreement. Neither the parties hereto nor any of their respective employees shall be construed under this Agreement to be the partner, joint venturer, agent, employer or representative of the other. The parties further agree that, with respect to the provisions of this Agreement concerning payment by CarePlus to or on behalf of Innovative for Provider Services:

(A)	By this Agreement and the transaction that it embodies, they do not intend to or consent to establish, and they have not established between them, any trustee-beneficiary relationship, or any principal-agent relationship, or any fiduciary relationship; and

(B)	The parties stand solely in the relationship of independent contracting parties and of a debtor and a creditor to the extent money may be owed by one to the other.

11.4	Exclusivity. No person shall have any rights under this Agreement, unless such person is a party hereto. Additionally, this Agreement is not a third-party beneficiary contract and shall not create any rights of CarePlus Enrollees or any other third party with respect to CarePlus.

11.5	Cooperation. Each of the parties hereto agrees to cooperate with the other to carry out the purpose and intent of this Agreement, including without limitation, the execution and delivery to the appropriate party of any further agreements and other documents and the taking of any actions as may reasonably be required to effectuate the terms hereof.

11.6

Federal Lobbying. CarePlus and Innovative, respectively, agree, pursuant to 31 U.S.C Section 1352 and 45 CFR Part 93, that no federal appropriated funds have been paid or will be paid to any person by or on behalf of CarePlus or Innovative, respectively, for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement. CarePlus or Innovative, respectively, agree to complete and submit the “Certification Regarding Lobbying” if this Agreement exceeds $100,000.

If any funds other than federal appropriated funds have been paid or will be paid to any person for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement, and the Agreement exceeds $100,000, CarePlus or Innovative, respectively, shall complete and submit Standard Form-LLL “Disclosure Form to Report Lobbying,” in accordance with its instructions.

11.7	Captions and Construction. The captions used herein as headings of the various paragraphs hereof are for convenience only and are not to be construed to be part of this Agreement or to be used in determining or construing the intent or content of this Agreement.

11.8	Waiver of Breach. No assent or waiver express or implied, of any breach of any one or more of the covenants, conditions or provisions hereof shall be deemed or taken to be a waiver of any other covenant, condition or provision hereof or a waiver of any subsequent breach of the same covenant, condition or provision hereof. The subsequent acceptance by a party of performance by the other shall not be deemed to be a waiver of any preceding breach of any term, covenant or condition of this Agreement other than the failure to perform the particular duties so accepted, regardless of knowledge of such preceding breach at the time of acceptance of such performance.

11.9	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed solely within the State.

11.10	Severability. The provisions of this Agreement are severable, and, if any provision of this Agreement is held to be invalid, illegal or otherwise unenforceable, in whole or in part, in any jurisdiction, said provision or part thereof shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.11

Modifications, Amendments and Waivers. At any time prior to termination of this Agreement, the parties hereto may, by written agreement signed by the parties: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive compliance with any of the covenants contained in this

Agreement;, and (c) amend or supplement any of the provisions of this Agreement. Notwithstanding the foregoing, the parties acknowledge that, in light of the regulated nature of CarePlus’ business, this Agreement and the Provider Manual shall be amended, on reasonable notice, as required by appropriate state or federal regulatory agencies. The parties hereto further acknowledge that any material amendments of this Agreement shall require the prior approval of the Commissioner of the New York State Department of Health. Notice to or consent of Enrollees shall not be required to effect modifications or amendments to, or waivers of, this Agreement.

The parties hereto agree that any changes to this Agreement by the NYSDOH will be incorporated by reference into this Agreement. Moreover, the parties hereto agree to terminate this Agreement at the direction of the NYSDOH effective 60 days subsequent to notice, subject to Public Health Law §4403(6)(e).

11.12	Entire Agreement. This Agreement and the Exhibits hereto contain the entire Agreement between the parties hereto with respect to the transactions contemplated herein and shall supersedé all previous oral and written and all contemporaneous oral negotiations, commitments and understandings relating thereto.

11.13	Arbitration. As of the date of this Agreement, the parties hereto have made no provisions for the resolution of disputes through arbitration, and, at the present time, the parties do not contemplate submitting any such disputes to arbitration. In the event that a dispute arising from this Agreement is submitted to arbitration, the parties hereto agree to notify the Commissioner of the New York State Department of Health (the “Commissioner”) of the issues submitted to such arbitration and any decisions rendered pursuant to such arbitration. The parties further acknowledge that the Commissioner shall not be bound by any decision rendered pursuant to any arbitration hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CAREPLUS, LLC		INNOVATIVE COMPANIES, INC.

By:	/s/ KARIN AJMANI	By:	/s/ Illegible
	Karin Ajmani, CEO		Illegible
President

Date: April 19, 2004		Date: April 19, 2004

EXHIBIT “A”

Pharmacy Benefit

Management Reports

RAW DATA UTILIZATION AND COST REPORT (monthly)

CLAIMS ITEMIZATION REPORT (biweekly) - prescription claims activity for each member during each two-week billing period.

UNAUTHORIZED UTILIZATION REPORT (biweekly) - rejected claims and reason for rejection for each two-week billing period.

CLAIMS SUMMARY REPORT (monthly) - cardholder claims activity for the current report period providing breakdown by cardholder, spouse, dependents and total.

PROVIDER UTILIZATION REPORT (quarterly) - drug utilization and related cost data for the previous three-month cycle sorted by therapeutic class.

CLAIMS COST ANALYSIS (monthly) - the single most important report in the system providing detailed cost and utilization data to assist in fiscal management. It provides monthly comparisons of relational data and rolling averages for a six-month time period.

REJECTED CLAIMS REPORT (monthly) - rejected claims activity — reasons for, how many and how much - for the current report period.

INCURRED CLAIMS REPORT (monthly) - monthly record of history and current claims activity that, by extrapolation of data, can provide for projection of incurred liabilities.

GENERIC UTILIZATION REPORT (monthly) - a cumulative record, by month and year, of generic utilization showing extent of generic substitution, cost savings, and unrealized potential.

PHYSICIAN UTILIZATION REPORT (monthly) - physician activity for the current report period detailing number of prescriptions, total cost, average prescription cost, and generic prescribing data.

MANUFACTURER REBATE REPORT (quarterly, on demand) - summary of drug purchases for the previous quarter, by therapeutic class and manufacturer, to be used in claiming manufacturer rebates.

CARDHOLDER UTILIZATION REVIEW (monthly, on demand) - part of a three-part series to aid in identifying potential cardholder abuse. This report details circumstances of purchases that tend to be indicative of abuse - multiple pharmacies, multiple physicians, excessive use of drugs of abuse, etc.

CARDHOLDER UTILIZATION SUMMARY (monthly, on demand) - the second report in the cardholder abuse series. Through the use of weighted point scales, this report analyzes the information from the first report to more specifically identify potentially abusive cardholders.

CARDHOLDER AUDIT REPORT (monthly, on demand) - the last report in the cardholder audit series which details drug purchases of plan subscribers who exceed a pre-determined abusive point total. This report provides supporting data for case review.

CARDHOLDER DRUG PROFILE (quarterly, on demand) - a graphic presentation of cardholder drug usage that can help spot both abuse and non-compliance.

PHARMACY UTILIZATION REVIEW (quarterly, on demand) - summarizes claims activity for the indicated report period for each provider, with special emphasis on generic substitution. This report helps identify providers which show significant deviations from norms.

PHARMACY AUDIT REPORT (on demand) - a random, detailed claims report for a specific pharmacy. This report provides a rapid audit review of a potential/suspected problem provider.

PHYSICIAN UTILIZATION REVIEW (quarterly, on demand) - summarizes individual physician prescribing activity for the indicated report period with further breakdown by therapeutic class and drugs dispensed within each class.

CARDHOLDER/PHYSICIAN PROFILE (on demand) - details relationship between individual cardholder and prescribing physicians showing history of activity and drugs dispensed by their therapeutic classes for any requested time period.

EXHIBIT B

ADMINISTRATIVE SERVICES FEES

Pharmacy Administrative Services	Services Available

	Pricing Per Paid Claim

	Estimated Monthly Claims Volume

	Less Than 6,500	6,500 to 12,499	12,500 to 24,999	25,000 to 75,000	75,000 to 149,999	150,000 up
I. Administration*
Base Claims Processing	$.312	$.2808	$.26	$.1976	$.1976	$.1664
Pharmacy Help Desk	$.0416	$.0416	$.0312	$.0312	$.0208	$.0208
Member Help Desk	Services to be assumed by CarePlus Health Plan
DUR	$.0416	$.0416	$.0312	$.0312	$.0312	$.0312
Data Management Formulary Fee	$.0416	$.0416	$.0208	$.0208	$.0104	$.0104
Online Clearinghouse Fee	assumed to be built into the network contract and paid by the pharmacy provider
Total Admin	$.4368	$.4056	$.3432	$.2808	$.26	$.2288
II. Cash Management	$.832 per check cut
III. Rebates/ Formulary/ Consulting/ Analysis
Standard Formulary**	$.0936	$.0936	$.0936	$.0936	$.0832	$.0728
Custom Formulary***	$.1872	$.1872	$.1768	$.1768	$.1664	$.1664

Pharmacy Administrative Services	Selected Services for CarePlus

	Pricing Per Paid Claim

	Estimated Monthly Claims Volume

	Less Than 6,500	6,500 to 12,499	12,500 to 24,999	25,000 to 75,000	75,000 to 149,999	150,000 up
I. Administration*
Base Claims Processing	$.312	$.2808	$.26	$.1976	$.1976	$.1664
Pharmacy Help Desk	$.0416	$.0416	$.0312	$.0312	$.0208	$.0208
DUR	$.0416	$.0416	$.0312	$.0312	$.0312	$.0312
Data Management Formulary Fee	$.0416	$.0416	$.0208	$.0208	$.0104	$.0104
Online Clearinghouse Fee	assumed to be built into the network contract and paid by the pharmacy provider
Total Admin	$.4368	$.4056	$.3432	$.2808	$.26	$.2288
II. Cash Management	$.832 per check cut
III. Rebates/ Formulary/ Consulting/ Analysis
Standard Formulary**	$.0936	$.0936	$.0936	$.0936	$.0832	$.0728
Total CarePlus Fee Per Claim	$0.5304	$.4992	$.4368	$.3744	$.3432	$.3016

*	A minimum $1,040 monthly fee applies if actual costs are under this monthly minimum

*	Add admin fee when deductible maximum benefit design administration is required depending on monthly paid claims ($.0624 less than 12,500, $.052 for 12,500 to 24,999, $.0416 for 25,000 to 75,000 and $.0208 for greater than 75,000) Not applicable to CarePlus lines of business.

*	Administrative fees can be unbundled to meet the client’s capabilities

*	These admin services include a full range of administrative functions:

•	Services Included in base processing fee include:

•	Online adjudication / Custom Reporting /Manual adjustments to claim /Universal paper claims entered / Ad hoc report request (unless excessive man hours required) / VPN connectivity

•	Processing of all claims associated with the program;

•	Aggregation and warehousing of the data for DUR and reporting purposes;

•	Transferring data to client for integration with medical data,

•	DUR online edits through First DataBank software (drug interactions, duplicate therapy, dose checks, drug to disease monitoring)

•	Standard and routine reporting of all claims based upon your needs;

•	Data formatted to comply with standard requirements for rebating purposes;

•	Remote access on location at client to the PDM data warehouse;

•	Pharmacy and member customer service support through PDM.

**	Services included in the Standard Formulary fee include:

•	Selection of standard formulary from 3 standard options

•	Rebate administration and manufacturer invoicing

•	Quarterly high utilizer utilization review and communication with attending physician (5 patients per quarter)

•	Annual benefit analysis

•	Ad hoc requests and analysis

•	Routine industry monitoring on emerging trends (general and product specific) with recommendations

***	Services included in the Custom Formulary fee include:

•	Custom Formulary program development for CarePlus HealthPlan

•	Set-up of unique formulary on the system

•	Formulary reconciliation

•	Special contracting arrangements with pharmacy manufacturers

•	Rebate administration and manufacturer invoicing

•	Quarterly high utilizer utilization review and communication with attending physician (5 patients per quarter)

•	Annual benefit analysis

•	Ad hoc requests and analysis

•	Routine industry monitoring on emerging trends (general and product specific) with recommendations